EXHIBIT 21.1

SUBSIDIARIES – As of December 31, 2012

1.	Hillman Group Capital Trust

Organized in the State of Delaware

2.	Hillman Investment Company

Incorporated in the State of Delaware

3.	The Hillman Group, Inc.

Incorporated in the State of Delaware

a.	All Points Industries, Inc.

Incorporated in the State of Florida

b.	SunSource Integrated Services de Mexico S.A. de C.V.

Incorporated in Ciudad de Mexico, Mexico

c.	The Hillman Group Canada, Ltd.

Incorporated in the Province of Ontario, Canada

d.	The Hillman Group Australia PTY Ltd.

Incorporated in Sydney, Australia

e.	SunSub C, Inc.

Incorporated in the State of Delaware